FOR IMMEDIATE RELEASE	CONTACT:
Herman F. Dick, Jr. (614) 870-5604

CORE MOLDING TECHNOLOGIES REPORTS SECOND QUARTER 2009 RESULTS

COLUMBUS, Ohio – August 13, 2009 – Core Molding Technologies, Inc. (AMEX: CMT) today announced results for the second quarter and six months ended June 30, 2009.

The Company recorded a net loss for the second quarter of 2009 of $867,000, or $.13 per basic and diluted share, compared with net income of $1,716,000, or $.25 per basic and $.24 per diluted share, in the second quarter of 2008.

Total net sales for the second quarter were $17,300,000, compared with $29,939,000 in the same quarter of 2008. Product sales for the three months ended June 30, 2009 decreased 43 percent, to $16,644,000, from $29,395,000 for the same period one year ago. The decrease in sales is primarily due to weakness in the North American medium and heavy-duty truck market caused by overall economic conditions. While industry analysts are forecasting an increase in truck orders toward the end of 2009, the Company recognizes this expectation should be considered in light of an uncertain economy. Negatively impacting the second quarter’s results were approximately $768,000 of transition and start-up expenses associated with the Company’s new production facility in Mexico.

For the first six months of 2009, net loss was $1,527,000, or $.23 per basic and diluted share, compared with net income of $2,580,000, or $.38 per basic and $.37 per diluted share, for the first six months of 2008. Total net sales for the first half of 2009 were $35,684,000, compared with $59,024,000 in the first half of 2008. Product sales for the first six months of 2009 decreased 38 percent, to $34,474,000 compared to $55,378,000 for the same period in 2008. Negatively impacting the first six months results were approximately $2 million of transition and start-up expenses associated with the Company’s new production facility in Mexico.

“As expected, the second quarter was challenging in light of the very difficult economic climate,” said Kevin L. Barnett, President and Chief Executive Officer. “In addition to a 43 percent drop in product sales we incurred transition and start-up expenses related to our new facility in Mexico. Both of these items negatively impacted our results. The transition and start-up costs, however were largely completed in the second quarter.”

“To combat this tough economy, we have aggressively focused on cost reductions. Year to date the Company has reduced its manufacturing overhead and SG&A expenses by approximately $1 million. This savings rate is expected to grow over the balance of the year as these actions are fully deployed and the costs of implementation are absorbed. We have also been actively working to win new business and have recently won new business awards with three existing truck customers and one new customer in mass transportation,” Barnett continued.

“We are also very pleased to report that our newly constructed manufacturing facility in Mexico became fully operational on June 1, 2009. We are proud of the efforts of many people throughout our Company who contributed to the success of this project which included a very aggressive construction schedule,” Barnett said.

Core Molding Technologies is a compounder of sheet molding compound (SMC) and molder of fiberglass-reinforced plastics. The Company produces high quality fiberglass-reinforced, molded products and SMC materials for varied markets, including medium and heavy-duty trucks, automobiles, personal watercraft, and other commercial products. The Company offers customers a range of manufacturing processes to fit various volume and capital requirements. These processes include compression molding, resin transfer molding (RTM), epoxy molding, spray-up and hand-lay-up. Core Molding Technologies has its headquarters in Columbus, Ohio, and operates plants in Columbus and Batavia, Ohio, Gaffney, South Carolina, and Matamoros, Mexico. More information on Core Molding Technologies can be found at www.coremt.com.

This press release contains certain forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements are those focused upon future plans, objectives or performance as opposed to historical items and include statements of anticipated events or trends and expectations and beliefs relating to matters not historical in nature. Such forward-looking statements involve known and unknown risks and are subject to uncertainties and factors relating to Core Molding Technologies operations and business environment, all of which are difficult to predict and many of which are beyond Core Molding Technologies’ control. These uncertainties and factors could cause Core Molding Technologies’ actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

Core Molding Technologies believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made in this report: business conditions in the plastics, transportation, watercraft and commercial product industries; federal and state regulations (including engine emission regulations); general economic conditions in the countries in which Core Molding Technologies operates; dependence upon two major customers as the primary source of Core Molding Technologies’ sales revenues; recent efforts of Core Molding Technologies to expand its customer base; failure of Core Molding Technologies’ suppliers to perform their contractual obligations; the availability of raw materials; inflationary pressures; new technologies; competitive and regulatory matters; labor relations; the loss or inability of Core Molding Technologies to attract and retain key personnel; changes to federal, state and local environmental laws and regulations; the availability of capital; the ability of Core Molding Technologies to provide on-time delivery to customers, which may require additional shipping expenses to ensure on-time delivery or otherwise result in late fees; risk of cancellation or rescheduling of orders; inefficiencies related to the transfer and start up of Core Molding Technologies new Matamoros production facility; management’s decision to pursue new products or businesses which involve additional costs, risks or capital expenditures; and other risks identified from time-to-time in Core Molding Technologies other public documents on file with the Securities and Exchange Commission, including those described in Item 1A of the 2008 Annual Report to Shareholders on Form 10-K.

CORE MOLDING TECHNOLOGIES, INC.

Condensed Income Statement
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	06/30/09	06/30/08	06/30/09	06/30/08
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Product Sales	$16,644	$29,395	$34,474	$55,378
Tooling Sales	656	544	1,210	3,646

Net Sales	17,300	29,939	35,684	59,024
Cost of Sales	16,316	24,318	33,127	49,087

Gross Margin	984	5,621	2,557	9,937
Selling, General and Admin. Expense	2,256	2,994	4,756	5,808

Operating (Loss) Income	(1,272)	2,627	(2,199)	4,129
Interest Expense – Net	(30)	(133)	(140)	(362)

(Loss) Income before Taxes	(1,302)	2,494	(2,339)	3,767
Income Tax (Benefit) Expense	(435)	778	(812)	1,187

Net (Loss) Income	$(867)	$1,716	$(1,527)	$2,580

Net (Loss) Income per Common Share
Basic	$(0.13)	$0.25	$(0.23)	$0.38
Diluted	$(0.13)	$0.24	$(0.23)	$0.37
Weighted Average Shares Outstanding:
Basic	6,784	6,741	6,769	6,736

Diluted	6,784	7,065	6,769	7,056

Condensed Consolidated Balance Sheet (in thousands)
	As of	As of
	6/30/09	12/31/08

	(Unaudited)
Assets

Cash	$—	$—
Accounts Receivable	12,237	15,435
Inventories	7,584	9,732
Other Current Assets	4,723	3,330
Property, Plant & Equipment – net	45,657	38,815
Deferred Tax Asset – net	5,308	5,319
Other Assets	1,161	1,200

Total Assets	$76,670	$73,831

Liabilities and Stockholders’ Equity

Note Payable – Bank Line-of-Credit	$873	$1,194
Current Portion of Long-term Debt	3,645	2,906
Accounts Payable	5,026	6,866
Compensation and Related Benefits	3,728	4,716
Accrued Liabilities and Other	2,000	1,665
Long-term Debt and Interest rate SWAPS	17,397	11,631
Post Retirement Benefits Liability	16,354	15,878
Stockholders’ Equity	27,647	28,975

Total Liabilities and Stockholders’ Equity	$76,670	$73,831